Exhibit 5.1

October 25, 2011

Nara Bancorp, Inc.

3731 Wilshire Blvd., Suite 1000

Los Angeles, California 90010

Re: Prospectus Supplement on Form S-3

Ladies and Gentlemen:

I am Senior Vice President, Deputy General Counsel and Corporate Secretary of Nara Bancorp, Inc. a Delaware corporation (the “Company”) and, as such, I have acted as counsel for the Company in connection with the prospective issuance and sale of up to 7,586,500 shares (which includes 1,137,975 shares that may be issued to cover the underwriter’s over-allotment option) (the “Securities”) of common stock, par value $0.001 per share, of the Company (“Common Stock”), pursuant to the Underwriting Agreement, dated October 25, 2011, between the Company, Keefe, Bruyette & Woods, Inc., and D.A. Davidson and Co. and (ii) the preparation of the prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on October 25, 2011, to the prospectus filed with the Commission on February 28, 2011, as part of the Company’s Registration Statement on Form S-3 (File No. 333-172521) (the “Registration Statement”).

I have examined and reviewed such documents and corporate records, certificates of public officials and other instruments as I have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein. I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, I am of the opinion that the Securities have been authorized by all necessary corporate action of the Company and, when issued and delivered in return for the agreed consideration, will be legally issued, fully paid and non-assessable.

I am admitted to practice in the State of California. This opinion is limited to the laws of that state, the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. Further, this opinion is based solely upon existing laws, rules and regulations, and I undertake no obligation to advise you of any changes that may be brought to my attention after the date hereof. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement and I consent to the reference to me under the caption “Validity of Common Stock” in the prospectus forming a part of the Registration Statement and under the caption “Validity of Common Stock” in the prospectus supplement relating to the Securities. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission adopted thereunder.

Nara Bancorp, Inc.

October 25, 2011

Very truly yours,

/s/ Juliet Stone
Juliet Stone
Senior Vice President,
Deputy General Counsel and Corporate Secretary